UNITED STATES

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BAUSCH HEALTH COMPANIES INC.

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The attached presentation regarding our executive compensation program is to be provided to shareholders by Bausch Health Companies Inc. (the “Company”) on or after June 15, 2022 as part of the Company’s shareholder engagement program.

Shareholder Engagement on Executive Compensation

Agenda • 2021 Summary • Executive Compensation – Philosophy – CEO Compensation – LTIP Awards – LTIP Program Changes – Pay Practices • Shareholder Outreach • General Discussion 1

Forward-Looking Statements This presentation contains forward-looking information and statements, within the meaning of applicable securities laws (collectively, “forward-looking statements”), including, but not limited to, statements regarding future prospects and performance of Bausch Health Companies Inc. (“Bausch Health”, the “Company”, “we”, “us”, “BHC”), including: the Company’s 2022 full-year guidance; expectations for adjusted cash flows from operations and the anticipated uses of same; expectations regarding adjusted gross margin; the timing of the Bausch + Lomb spinoff/distribution (which is expected following the expiry of customary lock-ups related to the Bausch + Lomb IPO and the achievement of our target net leverage ratios, subject to receipt of applicable shareholder and necessary approvals), the capitalization structure of such transaction, the anticipated dis-synergies resulting from such transaction (including the allocation thereof between the separated entity and the remainder of Bausch Health) and the targeted net leverage of the separated entity and the remainder of Bausch Health and the anticipated methods of achieving such targets; the Company’s plan to pursue an IPO of its Solta Medical business, including the timing of the completion of such IPO (which is subject to market conditions, other factors and regulatory, stock exchange and other approvals); the anticipated impact of the COVID-19 pandemic on the Company and its financial condition, results of operation, revenues, segments, liquidity, products and product pipeline, operations, facilities, supply chain and employees, planned efforts to address the COVID-19 pandemic, and the anticipated timing, speed and magnitude of the Company’s recovery from the COVID-19 pandemic (including expectations by geography and business unit); the expected catalysts for our businesses and segments, including expected geographic expansion for certain of our products and franchises, expected launches of certain products and the timing of same, the expected submissions and approvals for certain of our products and the timing of same, expected demand for certain of our products, and the anticipated progress in and results of our R&D programs and the timing of same; the anticipated timing of the loss of exclusivity of certain of our products and the expected impact of such loss of exclusivity on our financial condition; and the Company’s plans and strategic focus for 2022 and beyond, management’s commitments and expected targets and our ability to achieve the action plan and expected targets in the periods anticipated. Forward-looking statements may generally be identified by the use of the words “anticipates,” “expects,” “predicts,” “goals,” “intends,” “plans,” “should,” “could,” “would,” “may,” “will,” “believes,” “estimates,” “potential,” “target,” “commit,” “forecast,” “tracking,” or “continue” and variations or similar expressions, and phrases or statements that certain actions, events or results may, could, should or will be achieved, received or taken or will occur or result, and similar such expressions also identify forward-looking information. These forward-looking statements, including the Company’s 2022 full-year guidance, are based upon the current expectations and beliefs of management and are provided for the purpose of providing additional information about such expectations and beliefs and readers are cautioned that these statements may not be appropriate for other purposes. Although we believe that the expectations reflected in such forward-looking statements are reasonable, such statements involve risks and uncertainties, and undue reliance should not be placed on such statements. Actual results may differ materially from those expressed or implied in such statements. Certain material factors or assumptions are applied in making such forward-looking statements, including but not limited to, the risks and uncertainties discussed in the Company’s most recent annual and quarterly reports and detailed from time to time in the Company’s other filings with the U.S. Securities and Exchange Commission and the Canadian Securities Administrators, which risks and uncertainties are incorporated herein by reference. They also include, but are not limited to, risks and uncertainties caused by or relating to the evolving COVID-19 pandemic, the fear of that pandemic, the availability and effectiveness of vaccines for COVID-19 (including with respect to current or future variants and subvariants), COVID-19 vaccine immunization rates, new lockdowns in certain countries, the emergence of variant and subvariant strains of COVID-19 (including the Delta and Omicron variants), the evolving reaction of governments, private sector participants and the public to that pandemic, and the potential effects and economic impact of the pandemic and the reaction to it, the severity, duration and future impact of which are highly uncertain and cannot be predicted, and which may have a material adverse impact on the Company, including but not limited to its supply chain, third-party suppliers, project development timelines, employee base, liquidity, stock price, financial condition and costs (which may increase) and revenue and margins (both of which may decrease). They also include, but are not limited to, risk and uncertainties caused by shareholder activism by our existing or future investors, including the distraction of our management and employees caused by such shareholder activism, the time, resources and costs expended in connection with such shareholder activism and the impact of such shareholder activism on our business plans and strategies and our ability to effectively implement such plans and strategies. They also include, but are not limited to, risks and uncertainties relating to the Company’s proposed plan to spin off or otherwise separate its eye health business from the remainder of Bausch Health, including the expected benefits and costs of the separation transaction, the Company’s expectation that the separation transaction will be completed following the expiry of customary lock-ups related to the Bausch + Lomb IPO and achievement of targeted debt leverage ratios, subject to receipt of applicable shareholder and other necessary approvals), the Company’s ability to complete the separation transaction considering the various conditions to the completion of the separation transaction (some of which are outside the Company’s control, including conditions related to regulatory matters and shareholder vote, if applicable), that market or other conditions are no longer favorable to completing the transaction, that any shareholder, stock exchange, regulatory or other approval (if required) is not obtained on the terms or timelines anticipated or at all, business disruption during the pendency of or following the separation transaction, diversion of management time on separation transaction-related issues, retention of existing management team members, the reaction of customers and other parties to the separation transaction, the qualification of the separation transaction as a tax-free transaction for Canadian and/or U.S. federal income tax purposes (including whether or not an advance ruling from the Canada 2

Non-GAAP Information To supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), the Company uses certain non-GAAP financial measures, including Adjusted EBITDA. Management uses non-GAAP measures as key metrics in the evaluation of company performance and the consolidated financial results and, in part, in the determination of cash bonuses for its executive officers. The Company believes non-GAAP measures are useful to investors in their assessment of our operating performance and the valuation of our Company. In addition, non-GAAP measures address questions the Company routinely receives from analysts and investors and, in order to assure that all investors have access to similar data, the Company has determined that it is appropriate to make this data available to all investors. However, non-GAAP measures are not prepared in accordance with GAAP nor do they have any standardized meaning under GAAP. In addition, other companies may use similarly titled non-GAAP financial measures that are calculated differently from the way we calculate such measures. Accordingly, our non-GAAP financial measures may not be comparable to similar non-GAAP measures. We caution investors not to place undue reliance on such non-GAAP measures, but instead to consider them with the most directly comparable GAAP measures. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation. They should be considered as a supplement to, not a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP. The reconciliations of these historic non-GAAP measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are shown in the appendix hereto. 3

2021 Summary Revenues 2021 reported revenue growth +5% vs 2020 2021 organic revenue growth1 +6% vs 2020 High single digits for Salix, Int’l and B+L, double digit for Solta Growth from commercial execution and new products Profitability FY Adj. EBITDA margin1 41%, +10 bps vs 2020 Normalizing sales and marketing spend, R&D Balance sheet Strong cash flow from operations and proceeds from divestiture Debt paydown of $1B in 2021; continued deleverage Highlights Rifaximin SSD and Red-C (reduction of cirrhosis) IDP-126 (combination acne) NDA expected 4Q22 BLCO: Launched XIPERE (macular edema) in the US 1. Non-GAAP measure. See the Appendix for further information on non-GAAP measures and ratios. 4

Executive Compensation Philosophy • Bausch Health’s executive compensation philosophy is designed to attract, retain, and motivate our executives by: – Linking executive compensation to long-term business performance – Providing compensation opportunities that are competitive as compared to our peers – Aligning the interests of our executives with those of our shareholders – Balancing appropriate risk-taking – Incorporating shareholder feedback 5

CEO Compensation 2021 • Salary has remained the same since 2020 at $1,600,000 • Annual incentive payout was 102% of target ($2,448,000) • 2021 Ongoing LTI aggregate award value remained the same at $11,250,000, of which 80% is performance-based (60% in PSUs; 20% in stock options) and 20% in time-based RSUs) • In recognition of the additional duties and responsibilities associated with the successful separation of the B+L business, granted a one-time $4,000,000 Performance Unit award in 2021 related to the successful separation of the B+L business, a key step towards its IPO and future spin-off. This represented a one-time grant due to extraordinary events that brought significant value to our shareholders. The first 50% of the award vested and was distributed upon the B+L IPO, while the remaining 50% will not vest until we complete the full distribution of B+L. • Mr. Papa is required to hold 6 times base salary under our share ownership requirements, which he has satisfied – As reported in the proxy statement, Mr. Papa’s beneficial ownership of our Common Shares was 1,011,6221 as of April 28, 2022 1 Excluding stock options that are exercisable currently or will become exercisable within 60 days of April 28, 2022. 6

LTIP Awards • All NEOs other than Mr. Papa, received one-time RSU grants in March 2021 in recognition of accomplishments related to BHC’s business recovery in connection with the COVID-19 pandemic and efforts in connection with the separation of the B+L business. • Mr. Appio and Mr. Eldessouky received one-time promotional awards during 2021 in connection with their promotions to CEO of Bausch Health and CFO of B+L, respectively. Mr. Appio’s grant was 50% PSUs and 50% RSUs, while Mr. Eldessouky’s grant was 50% RSUs and 50% stock options. Mr. Spurr also received a promotional grant in 2021 (50% RSUs and 50% stock options). • All of the NEOs received less than 50% of their total aggregate LTIP in time-based RSUs in 2021. 7

LTIP Program Changes • 2020 and 2021 PSUs Return on Tangible Capital (ROTC) performance for 2022 and 2023 was deemed achieved at target at the closing of the B+L IPO and • 2020 and 2021 PSUs the last day of the TSR performance period applicable to PSUs was the date of the closing of the B+L IPO 2019 PSU 101% 70% 85% 2020 PSU 96% 0% 48% 2021 PSU 107% 58% 82.5% • 2022 LTIP awards were awarded 50% in RSU and 50% in stock options, considering the pending B+L IPO and the challenge of setting new PSU metrics during this transformational time. We intend to re-introduce PSUs in our future LTIP program. 8

Pay Practices – What We Do & Don‘t Do ïƒ– Significant share ownership X No repricing of underwater stock requirements ensure long-term options orientation X No excise tax gross-up for executives ïƒ– Performance-based equity aligned in the event of a change in control with the interests of our shareholders X No single trigger vesting in the event ïƒ– Capped award payouts under our of a change in control annual incentive program and performance share units X No dividends or dividend equivalents ïƒ– Robust clawback policy including on unearned awards trigger for detrimental conduct X No supplemental executive retirement ïƒ– Double trigger following a change-in- program control – no unvested equity awards accelerate, only upon a qualifying X No automatic or guaranteed salary termination of employment increasesïƒ– Limited severanceïƒ– Independent compensation consultant 9

Shareholder Outreach • We maintain a robust outreach program that enables us to obtain ongoing feedback on our executive compensation program through direct engagement with shareholders as well as during investor meetings and conferences • In 2021, approximately 93% of the total shareholders’ votes cast voted in favor of our executive compensation program (“say-on-pay” vote) 10

General Discussion • Questions or feedback? • Thank you for your time 11

Non-GAAP Appendix Description of Non-GAAP Financial Measures Organic Growth/Change and Organic Revenue Organic growth/change, a non-GAAP ratio, is defined as a change on a period-over-period basis in revenues on a constant currency basis (if applicable) excluding the impact of recent acquisitions, divestitures and discontinuations (if applicable). Organic growth/change is change in GAAP Revenue (its most directly comparable GAAP financial measure) adjusted for certain items, as further described below, of businesses that have been owned for one or more years. Similarly, organic revenue is GAAP revenue (it’s most directly comparable GAAP financial measure) adjusted for such items. Organic change is impacted by changes in product volumes and price. The price component is made up of two key drivers: ( i) changes in product gross selling price and (ii) changes in sales deductions. The Company uses organic revenue and organic growth/change to assess performance of its business units and operating and reportable segments, and the Company in total, without the impact of foreign currency exchange fluctuations and recent acquisitions, divestitures and product discontinuations. The Company believes that such measures are useful to investors as they provide a supplemental period-to-period comparison. Organic growth/organic change and organic revenue reflects adjustments for: ( i) the impact of period-over-period changes in foreign currency exchange rates on revenues and (ii) the revenues associated with acquisitions, divestitures and discontinuations of businesses divested and/ or discontinued. These adjustments are determined as follows: Foreign currency exchange rates: Although changes in foreign currency exchange rates are part of our business, they are not within management’s control. Changes in foreign currency exchange rates, however, can mask positive or negative trends in the business. The impact for changes in foreign currency exchange rates is determined as the difference in the current period reported revenues at their current period currency exchange rates and the current period reported revenues revalued using the monthly average currency exchange rates during the comparable prior period. Acquisitions, divestitures and discontinuations: In order to present period -over-period organic revenues (non-GAAP) on a comparable basis, revenues associated with acquisitions, divestitures and discontinuations are adjusted to include only revenues from those businesses and assets owned during both periods. Accordingly, organic revenue (non-GAAP) growth/change excludes from the current period, revenues attributable to each acquisition for twelve months subsequent to the day of acquisition, as there are no revenues from those businesses and assets included in the comparable prior period. Organic revenue (non-GAAP) growth/change excludes from the prior period, all revenues attributable to each divestiture and discontinuance during the twelve months prior to the day of divestiture or discontinuance, as there are no revenues from those businesses and assets included in the comparable current period. 13

Non-GAAP Appendix Adjusted EBITDA (non-GAAP) Adjusted EBITDA (non-GAAP) is GAAP net income (loss) attributable to Bausch Health Companies Inc. (its most directly comparable GAAP financial measure) adjusted for interest expense, net, provisions for (benefit from) income taxes, depreciation and amortization and certain other items, as further described below. Management believes that Adjusted EBITDA (non-GAAP), along with the GAAP measures used by management, most appropriately reflect how the Company measures the business internally and sets operational goals and incentives. In particular, the Company believes that Adjusted EBITDA (non -GAAP) focuses management on the Company’s underlying operational results and business performance. As a result, the Company uses Adjusted EBITDA (non-GAAP) both to assess the actual financial performance of the Company and to forecast future results as part of its guidance. Management believes Adjusted EBITDA (non-GAAP) is a useful measure to evaluate current performance. Adjusted EBITDA (non-GAAP) is intended to show our unleveraged, pre-tax operating results and therefore reflects our financial performance based on operational factors. In addition, cash bonuses for the Company’s executive officers and other key employees are based, in part, on the achievement of certain Adjusted EBITDA (non-GAAP) targets. Adjusted EBITDA (non-GAAP) reflects adjustments based on the following items: Restructuring and integration costs: The Company has incurred restructuring costs as it implemented certain strategies, which involved, among other things, improvements to its infrastructure and operations, internal reorganizations and impacts from the divestiture of assets and businesses. In addition, in connection with its acquisition of certain assets of Synergy Pharmaceuticals Inc. (“Synergy”), the Company has incurred certain severance and integration costs. With regard to infrastructure and operational improvements which the Company has taken to improve efficiencies in the businesses and facilities, these tend to be costs intended to right size the business or organization that fluctuate significantly between periods in amount, size and timing, depending on the improvement project, reorganization or transaction. With regard to the severance and integration costs associated with the acquisition of certain assets of Synergy, these costs are specific to the acquisition itself and provided no benefit to the ongoing operations of the Company. As a result, the Company does not believe that such costs (and their impact) are truly representative of the underlying business. The Company believes that the adjustments of these items provide supplemental information with regard to the sustainability of the Company’s operating performance, allow for a comparison of the financial results to historical operations and forward -looking guidance and, as a result, provide useful supplemental information to investors. Asset Impairments: The Company has excluded the impact of impairments of finite-lived and indefinite-lived intangible assets, as well as impairments of assets held for sale, as such amounts are inconsistent in amount and frequency and are significantly impacted by the timing and/or size of acquisitions and divestitures. The Company believes that the adjustments of these items correlate with the sustainability of the Company’s operating performance. Although the Company excludes impairments of intangible assets from measuring the performance of the Company and the business, the Company believes that it is important for investors to understand that intangible assets contribute to revenue generation. Goodwill Impairments: The Company has excluded the impact of goodwill impairment. When the Company has made acquisitions where the consideration paid was in excess of the fair value of the net assets acquired, the remaining purchase price is recorded as goodwill. For assets that we developed ourselves, no goodwill is recorded. Goodwill is not amortized but is tested for impairment. The amount of goodwill impairment is measured as the excess of a reporting unit’s carrying value over its fair value. Management excludes these charges in measuring the performance of the Company and the business. Share-based Compensation: The Company has excluded recorded costs relating to share-based compensation. The Company believes that the exclusion of share -based compensation expense assists investors in the comparisons of operating results to peer companies. Share-based compensation expense can vary significantly based on the timing, size and nature of awards granted. Acquisition-related costs and adjustments excluding amortization of intangible assets: The Company has excluded the impact of acquisition-related costs and fair value inventory step-up resulting from acquisitions as the amounts and frequency of such costs and adjustments are not consistent and are impacted by the timing and size of its acquisitions. In addition, the Company has excluded the impact of acquisition -related contingent consideration non-cash adjustments due to the inherent uncertainty and volatility associated with such amounts based on changes in assumptions with respect to fair value estimates, and the amount and frequency of such adjustments is not consistent and is significantly impacted by the timing and size of the Company’s acquisitions, as well as the nature of the agreed-upon consideration. 14

Non-GAAP Appendix Adjustments to Adjusted EBITDA (non-GAAP) (continued): Loss on extinguishment of debt: The Company has excluded loss on extinguishment of debt as this represents a cost of refinancing our existing debt and is not a reflection of our operations for the period. Further, the amount and frequency of such charges are not consistent and are significantly impacted by the timing and size of debt financing transactions and other factors in the debt market out of management’s control. Separation costs and separation-related costs: The Company has excluded certain costs incurred in connection with activities taken to: (i) separate the eye-health business from the remainder of the Company and (ii) register the eye-health business as an independent publicly traded entity. Separation costs are incremental costs directly related to effectuating the separation of the eye-health business and include, but are not limited to; legal, audit and advisory fees, employee hiring, relocation and travel costs and costs associated with establishing a new board of directors and audit committee. Separation -related costs are incremental costs indirectly related to the separation of the eye-health business and include but are not limited to; IT infrastructure and software licensing costs, rebranding costs and costs associated with facility relocation and/or modification. As these costs arise from events outside of the ordinary course of continuing operations, the Company believes that the adjustments of these items provide supplemental information with regard to the sustainability of the Company’s operating performance, allow for a comparison of the financial results to historical operations and forward-looking guidance and, as a result, provide useful supplemental information to investors. Other Non-GAAP Charges: The Company has excluded certain other amounts, including legal and other professional fees incurred in connection with recent legal and governmental proceedings, investigations and information requests respecting certain of our legacy distribution, marketing, pricing, disclosure and accounting practices, litigation and other matters, and net gain on sale of assets. The Company has also excluded expenses associated with in-process research and development, as these amounts are inconsistent in amount and frequency and are significantly impacted by the timing, size and nature of acquisitions. Furthermore, as these amounts are associated with research and development acquired, the Company does not believe that they are a representation of the Company’s research and development efforts during any given period. The Company has also excluded IT infrastructure investment, that are the result of other, non-comparable events to measure operating performance. These events arise outside of the ordinary course of continuing operations. Given the unique nature of the matters relating to these costs, the Company believes these items are not normal operating expenses. For example, legal settlements and judgments vary significantly, in their nature, size and frequency, and, due to this volatility, the Company believes the costs associated with legal settlements and judgments are not normal operating expenses. In addition, as opposed to more ordinary course matters, the Company considers that each of the recent proceedings, investigations and information requests, given their nature and frequency, are outside of the ordinary course and relate to unique circumstances. The Company believes that the exclusion of such out -of-the-ordinary-course amounts provides supplemental information to assist in the comparison of the financial results of the Company from period to period and, therefore, provides useful supplemental information to investors. However, investors should understand that many of these costs could recur and that companies in our industry often face litigation. Please also see the reconciliation tables in this appendix for further information as to how these non-GAAP measures are calculated for the periods presented. 15

Non-GAAP Appendix Bausch Health Companies Inc. (unaudited) Years Ended , December 31, (in millions) ...1.!!ll... ...1!WL Net loss attributable to Bausch Health Companies Inc. $ (948) $ (560) Interest expense, net 1,41 9 1,52 1 Benefit from income taxes (87) (375) Depreciation and amortization 1,552 1,825 EBITDA (non-GAAP) 1,936 2,411 Adjustments: Asset impairments, including loss on assets held for sale 234 114 Goodwill impairments 469 Restructuring and integration costs 18 I I Acquisition-related costs and adjustments (excluding amortization of intangible assets) II 48 Loss on extinguishment of debt 62 59 Share-based compensation 128 105 Separation costs, separation-related costs, IPO costs and IPO-related costs 164 32 Other adjustments: Litigation and other matters(a) 356 422 IT infrastructure investment 27 2 1 Legal and other professional fees(b) 54 39 Net gain on sale of assets (2) ( I) Acquired in-process research and development costs 8 32 Other 7 Adjusted EBITDA (non-GAAP) $3,472 $3,294 (a) In 202 1, Litigation and other matters of $356 million includes adjustments related to a Glumetza antitrust litigation matter, partially offset by insurance recoveries related to certain litigation matters. In 2020, Litigation and other matters of $422 million includes net charges related to a legacy U.S. securities class action matter (which is subject to an objector’s appeal of the final court approval), a SEC investigation matter and a Canadian securities litigation and related opt-outs matter. (b) Legal and other professional fees are incurred in connection with legacy legal and governmental proceedings, investigations and information requests related to, among other matters, o ur distribution, marketing, pricing, disclosure and accounting practices. 16 BAUSCI+ Health

Non-GAAP Appendix

	Calculation of Organic Revenue for the Twelve Months Ended December 31, 2021			December 31, 2020			Change in Reported Revenue		Change in Organic Revenue	
	Revenue as Reported	Changes in Exchange Rates[3]	Organic Revenue (Non-GAAP)[1,2]	Revenue as Reported	Divestitures and Discontinuations	Organic Revenue (Non-GAAP)[1,2]	Amount	Pct.	Amount	Pct.
Bauch +Lomb[4]										
Global Vision Care	893	(10)	883	755	(3)	752	138	18%	131	17%
Global Surgical	718	(20)	698	576	(5)	571	142	25%	127	22%
Global Consumer[4]	1,450	(18)	1,432	1,354	(1)	1,353	96	7%	79	6%
Global Ophtho Rx[4]	704	(10)	694	730	(1)	729	(26)	-4%	(35)	-5%
Total Bausch + Lomb	3,765	(58)	3,707	3,415	(10)	3,405	350	10%	302	9%
Bausch Pharma[5]										
Salix										
Salix	2,074	-	2,074	1,904	-	1,904	170	9%	170	9%
International Rx[4]										
International Rx[4]	1,166	(28)	1,138	1,181	(113)	1,068	(15)	-1%	70	7%
Ortho Dermatologics[4]										
Ortho Dermatologics[4]	256	-	256	295	-	295	(39)	-13%	(39)	-13%
Global Solta	308	(9)	299	253	-	253	55	22%	46	18%
Total Ortho Dermatologics	564	(9)	555	548	-	548	16	3%	7	1%
Diversified Products[4]										
Neurology & Other[4]	593	-	593	666	(7)	659	(73)	-11%	(66)	-10%
Generics[4]	171	-	171	240	(2)	238	(69)	-29%	(67)	-28%
Dentistry	101	-	101	73	-	73	28	38%	28	38%
Total Diversified Products	865	-	865	979	(9)	970	(114)	-12%	(105)	-11%
Bausch Pharma revenues[5]	4,669	(37)	4,632	4,612	(122)	4,490	57	1%	142	3%
Total Bausch Health revenues	**$ 8,434**	**$ (95)**	**$ 8,339**	**$ 8,027**	**$ (132)**	**$ 7,895**	**$ 407**	**5%**	**$ 444**	**6%**

1. This is a non-GAAP measure or non-GAAP ratio. See the remainder of this Appendix for further information on non-GAAP measures and ratios, including reconciliations of historic non-GAAP measures to their most directly comparable GAAP measure.
2. Organic growth/change, a non-GAAP ratio, is defined as a change on a period-over-period basis in revenues on a constant currency basis (if applicable) excluding the impact of acquisitions, divestitures and discontinuations.
3. The impact for changes in foreign currency exchange rates is determined as the difference in the current period reported revenues at their current period currency exchange rates and the current period reported revenues revalued using the monthly average currency exchange rates during the comparable prior period.
4. Reserved
5. Bausch Pharma revenues, a non-GAAP measure, are determined by subtracting Bausch + Lomb segment revenues for the applicable period from total Bausch Health revenues for the applicable period.

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BAUSCH Health